Exhibit 99.1

FOR IMMEDIATE RELEASE	PAGE 1 OF 2

UNITIL FILES FOR CHANGES IN NATURAL GAS DISTRIBUTION RATES

MAY 6, 2011 Hampton, New Hampshire – Unitil Corporation (NYSE:UTL) (www.unitil.com) announced today that its local natural gas distribution utility recently filed two separate rate cases requesting approval to change its natural gas distribution base rates with the New Hampshire Public Utilities Commission and the Maine Public Utilities Commission.

The filings represent the first rate case in approximately 10 years for Unitil’s New Hampshire gas distribution operations and 28 years for its Maine gas distribution operations. In New Hampshire, the Company has requested an increase of $5.2 million in gas distribution base revenue, which represents an increase of approximately 8.1% over current operating revenue. In Maine, the Company has requested an increase of $10.1 million in gas distribution base revenue or an increase of approximately 16.7% over current operating revenue. Both filings include a proposed capital cost recovery tracking mechanism to recover the future costs associated with Unitil’s cast iron and bare steel replacement programs. The rate case filings are subject to regulatory review and approval with final rate orders expected in the first half of 2012. Unitil has also requested temporary rates in both states. If approved, the temporary rate requests would go into effect in the third quarter of 2011, subject to refund or adjustment.

“Unitil has made significant operating improvements and investments since acquiring its New Hampshire and Maine local gas distribution operations in December of 2008,” Unitil’s Senior Vice President, George Gantz, said. “These rate cases will provide an opportunity to bring revenues in line with current operating expenses and rate base. This will allow Unitil to continue its capital-intensive cast iron and bare steel replacement programs in both states, which are designed to maintain a safe and reliable natural gas distribution system and increase the availability of natural gas as a clean and cost-effective energy choice for our customers.”

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6 Liberty Lane West

Hampton, New Hampshire 03842

www.unitil.com

Ph: 603-772-0775 Fax: 603-773-6605

About Unitil Corporation

Unitil Corporation provides for the necessities of life, safely and reliably delivering natural gas and electricity throughout northern New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil is a public utility holding company with affiliates that include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc., and Granite State Gas Transmission, Inc. Together; Unitil Corporation’s operating utilities serve approximately 100,900 electric customers and 70,800, natural gas customers. Other subsidiaries include Unitil Service Corp. and Usource, a non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com